As filed with the Securities and Exchange Commission on November 4, 2003.	Registration No. 333-110240

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LDG, INC.
 (Name of small business issuer in its charter)

Nevada	541800	56-2197350
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

LDG, INC. 4944b Windy Hill Drive Raleigh, NC 27587 (919) 855-9200	The Corporation Trust Company of Nevada 6100 Neil Road Suite 500 Reno, Nevada (775) 688-3061
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to: Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Common Stock:	3,000,000	$0.05	$150,000	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

LDG, INC.
Shares of Common Stock
1,500,000 minimum - 3,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 3,000,000 shares of common stock on a self underwritten best efforts basis, 1,500,000 shares minimum, 3,000,000 shares maximum. The offering price is $0.05 per share. In the event that 1,500,000 shares are not sold within 90 days, at the sole discretion of the company, we may extend the offering for an additional 90 days. In the event that 1,500,000 shares are not sold within the 90 days, or within the additional 90 days if extended, all money received by our escrow agent will be promptly returned to each subscriber without interest or deduction of any kind. If at least 1,500,000 shares are sold within 90 days, or within the additional 90 days, if extended, all money received by our escrow agent will be delivered to us and there will be no refund. Our escrow agent is Coastal Federal Credit Union.

Our common stock will be sold by our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Aggregate Offering Price	Offering Costs	Proceeds to Us
Per Share - Minimum	$0.05	$0.0292	$0.0208
Per Share - Maximum	$0.05	$0.0146	$0.0354
Minimum	$75,000	$43,800	$31,200
Maximum	$150,000	$43,800	$106,200

The difference between the Aggregate Offering Price and the Proceeds to Us is $43,800. The $43,800 will be paid to unaffiliated third parties for expenses connected with this offering. The $43,800 will be paid from the first proceeds of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is ____________________.

Until _____________ 2004, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY OF OUR OFFERING

Our business

We are a provider of advertising and graphic design services to our customer base which consist primarily of corporate clients.

Our target niche is new companies who are seeking to create an effective corporate identity from which they can market their business. We offer a wide range of services, from design and production of corporate identity packages, including logos, letterhead and business cards, to printed collateral materials and various print media, such as newspaper and magazine ads, posters, trade show booths and outdoor billboards. The menu of our services also includes the design and production of promotional materials, such as T-shirts, coffee mugs, and pens, together with web-site design, high-quality scanning and extensive photo re-touching. We have recently begun offering a web-site design package which also includes hosting services through an unaffiliated business partner.

We were organized under the laws of the State of Nevada on August 22, 2003. Our principal executive offices are located at 4944b Windy Hill Drive, Raleigh, North Carolina 27609 and our telephone number is (919) 855-9200. Our fiscal year end is December 31. We maintain a website at liaisondesigngroup.com.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 3,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.05
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $31,200 assuming the minimum number of shares are sold. Approximately $106,200 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, the implementation of our business plan, and general working capital.
Number of shares outstanding before the offering	8,000,000
Number of shares outstanding after the offering if all of the shares are sold	11,000,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of September 30, 2003 (Unaudited)		As of December 31, 2002 (Audited)
Balance Sheet Total Assets Total Liabilities Stockholders Deficiency	$ $ $	48,775 46,839 1,936	$ $ $	73,093 68,799 4,294

Income Statement Revenue Total Expenses Net Loss	$ $ $	58,504 60,862 2,358	$ $ $	106,534 114,801 8,267

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. All material risk factors have been addressed.

Risks associated with LDG, INC.:

  Because our officers and directors will not loan any additional money to us, we have to complete this offering to commence expanded operations. If we do not complete this offering, we will not start our expanded operations.

  As of the date of this prospectus we have not commenced our expanded operations. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we will have to complete this offering in order to commence expanded operations. Our proposed expanded operations are described in the Use of Proceeds section of this registration statement.

  Because we have generated limited revenues, our future results are uncertain.

  For the fiscal year ended December 31, 2002, we reported revenues of $106,534; for the fiscal year ended December 31, 2001, we reported revenues of $168,425; and, for the transition period of the nine months ended September 30, 2003, we reported revenues of $58,504. We cannot guarantee you that we will ever achieve a significant increase in our revenues or that profitability will be achieved, or if achieved, sustained on an ongoing basis. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

  Our success depends on the efforts of our president and chief executive officer. If we should lose her services, our relationships with our clients could be damaged which would adversely affect our net sales and results of operations.

  We rely on Sandra K. Conklin, our president and chief executive officer, for our day-to-day management, as well as nurturing and developing the relationships we have with our clients. If we should lose her services, the relationships that we have with clients as a result of her efforts on our behalf could be damaged. Because we are a relatively small company with limited revenues, the loss of relationships with our clients could adversely affect our ability to generate revenues and, therefore, our future results of operations.

  We operate in a highly competitive industry and we cannot guarantee you that we will ever achieve any level of success in competing for clients with other graphic design businesses.

  The graphic design business is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size and somewhat limited scope of our services. In addition, there in not a significant barrier to entry by competitors. Our competitors are larger and more diversified than LDG, Inc., and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

  We may need additional capital which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow our company.

  Our future capital requirements depend on a number of factors, including our ability to grow our net sales and manage our business. If we are to substantially increase our net sales, it is likely we will seek to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.

Risks associated with this offering:

  Because our officers and directors, who are also promoters, will own more than 50% of the outstanding shares after this offering, they will retain control of our company and will be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

  Even if we sell all 3,000,000 shares of common stock in this offering, Ms. Conklin, Mr. Duerr and Sambrick Communications will still own 8,000,000 shares and will continue to control our company. As a result, after completion of this offering, regardless of the number of shares we sell, Ms. Conklin, Mr. Duerr and Sambrick Communications will be able to elect all of our directors and control our operations which could decrease the price and marketability of the shares.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

  Because our shares are considered penny stocks, the SEC imposes additional sales practice requirements on brokers who deal in our shares. As a result, some brokers may be unwilling to trade penny stocks. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

  Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline. See "Plan of Distribution; Terms of the Offering - Section 15(g) of the Exchange Act"

USE OF PROCEEDS

Our offering is being made on a self underwritten basis - with a minimum of $75,000. The table below sets forth the use of proceeds if $75,000, $112,500 or $150,000 of the offering is sold.

	Proceeds of $75,000	Proceeds of $112,500	Proceeds of $150,000
Gross proceeds	$75,000	$112,500	$150,000
Offering expenses	43,800	43,800	43,800
Net proceeds	31,200	68,700	106,200

The net proceeds will be used as follows:

Website development Database Marketing and advertising Salaries Working capital	$2,000 3,000 5,000 10,000 11,200	$2,000 26,500 7,500 20,000 12,700	$2,000 50,000 10,000 30,000 14,200
Total	$31,200	$68,700	$106,200

All funds will be applied on a pro rata basis to the specified category. No category has priority over any other category.

Total offering expenses are $43,800. Of the $43,800, the amounts to be paid from the proceeds for expenses of the offering are: $25,000 for legal fees; $2,000 for printing our prospectus; $8,500 for accounting/administrative fees; $2,000 for state securities registration fees; $3,000 for our transfer agent; $2,000 for the escrow fee plus disbursements; $100 for filing fee; and, $1,200 for miscellaneous unforeseen expenses relating to the offering.

To date, we have spent $5,000 towards the development of our website. We intend to spend up to an additional $2,000 for further development of content creation and links from our website.

We intend to develop and maintain a database of all current customers and prospects who may become customers and to develop a database of potential customers and their specific wants and needs. The database will be developed from information available the publications, services, Internet web sites, periodicals and information we accumulate as we sell our products. The feasibility of collecting the data is high. We intend to begin assembling our database with potential customers we locate in the Piedmont and central areas of North Carolina. The estimated cost to develop and maintain the database is $3,000 to $5,000.

Marketing and advertising will be focused on promoting our business. The advertising campaign will include the design and printing of various sales materials. The cost of developing the campaign is estimated to be $5,000 to $10,000.

We intend to use a portion of the proceeds to maintain our website and database. This will include payment for computer equipment, telephones and other assets as required to maintain the operations.

If we raise at least the minimum amount under this offering, we intend to expand our operations as described in this section. In fact, such expansion is the prime focus of the proposed offering. This offering will be focused on a broad-based marketing effort and the hiring of direct sales skills.

If we raise the maximum amount under this offering, in addition to expanding our operations as described in this section, we intend to pay salaries to our officers, or, to outside employees or consultants to assist our officers in managing our business. In addition, we intend to hire one or two part-time employees to handle the enhanced marketing effort.

If we do not raise the minimum amount of this offering, we intend to continue our operations in the same manner as we have in the past. We have no alternative sources of funds in the event we do not raise the minimum amount in this offering.

Working capital is the sum of current assets less current liabilities. As of September 30, 2003 and December 31, 2002, the Company had a working capital deficit of $5,595 and $8,156, respectively. The Company's working capital is used for the costs related to operating our office. It is comprised of expenses for wages, rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, and travel.

We also intend to conduct a subsequent public offering through an underwriter. In order to do so we will spend money for legal and accounting services related to the subsequent public offering. We have not contacted any underwriters, nor can we assure you that any underwriter will ever be interested in offering our securities for sale to the public. The decision as to when or if a subsequent public offering will occur depends upon the level of success of this public offering and whether the marketing activities planned for the proceeds yield the results desired by us. The desired results include an increase in the number of customers and revenues generated as a result of the new customers.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $150,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of September 30, 2003, the net tangible book value of our shares of common stock was $1,936, or approximately $0.0002 per share based upon 8,000,000 shares outstanding.

If 100% of the shares are sold:

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 27% of the total number of shares then outstanding, shares for which you will have made a cash investment of $150,000, or $0.05 per share. Our existing stockholders will own 8 million shares, or approximately 73% of the total number of shares then outstanding. Upon completion of this offering, in the event all of the shares are sold at $0.05 per share, the net tangible book value of the 11,000,000 shares to be outstanding will be $108,136, or approximately $0.0098 per share. The amount of dilution you will incur will be $0.0402 per share. The net tangible book value of the shares held by our existing shareholders before this offering was $0.0002 per share at September 30, 2003 and will be increased by $0.0096 per share without any additional investment on their part.

If 75% of the shares are sold:

After completion of this offering, if 2,250,000 shares are sold, you will own approximately 22% of the total number of shares then outstanding, shares for which you will have made a cash investment of $112,500, or $0.05 per share. Our existing stockholders will own 8 million shares, or approximately 78% of the total number of shares then outstanding. Upon completion of this offering, in the event all of the shares are sold at $0.05 per share, the net tangible book value of the 10,250,000 shares to be outstanding will be $70,636, or approximately $0.0069 per share. The amount of dilution you will incur will be $0.0431 per share. The net tangible book value of the shares held by our existing shareholders before this offering was $0.0002 per share at September 30, 2003 and will be increased by $0.0067 per share without any additional investment on their part.

If 50% of the shares are sold:

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 16% of the total number of shares then outstanding, shares for which you will have made a cash investment of $75,000, or $0.05 per share. Our existing stockholders will own 8 million shares, or approximately 84% of the total number of shares then outstanding. Upon completion of this offering, in the event all of the shares are sold at $0.05 per share, the net tangible book value of the 9,500,000 shares to be outstanding will be $33,136, or approximately $0.0035 per share. The amount of dilution you will incur will be $0.0465 per share. The net tangible book value of the shares held by our existing shareholders before this offering was $0.0002 per share at September 30, 2003 and will be increased by $0.0033 per share without any additional investment on their part.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.05
Net tangible book value per share before offering	$0.0002
Potential gain to existing shareholders per share	$0.0096
Net tangible book value per share after offering	$0.0098
Capital contributions	$25,646
Number of shares outstanding before the offering	8,000,000
Number of shares after offering held by existing stockholders	8,000,000
Percentage of ownership after offering	73%

Purchasers of shares in this offering if all shares sold

Price per share	$0.05
Dilution per share	$0.0402
Capital contributions	$150,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	27%

Purchasers of shares in this offering if 75% of shares sold
Price per share	$0.05
Dilution per share	$0.0431
Capital contributions	$112,500
Number of shares after offering held by public investors	2,250,000
Percentage of ownership after offering	22%

Purchasers of shares in this offering if 50% of shares sold

Price per share	$0.05
Dilution per share	$0.0465
Capital contributions	$75,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	16%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 3,000,000 shares of common stock on a best efforts, 1,500,000 shares minimum, 3,000,000 shares maximum basis. The offering price is $0.05 per share. Funds from this offering will be placed in the escrow account of Coastal Federal Credit Union. Its telephone number is (919) 420-8000. It will hold the funds in an account until it receives a minimum of $75,000 at which time it will deliver those funds to us. Any funds received by our escrow agent thereafter will immediately be paid to us. If we do not receive the minimum amount of $75,000 within 90 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be returned to you without a deduction of any kind. During the 90 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $75,000 within the 90 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 180 days. There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  The person is not at the time of their participation, an associated person of a broker/dealer; and,

  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of Colorado and North Carolina.

Officers and directors will be able to purchase shares in order to reach the minimum amount of this offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to Coastal Federal Credit Union-LDG, Inc. A copy of the subscription agreement is filed as an exhibit to this registration statement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Escrow of Funds

Subscriptions will be escrowed with our escrow agent, Coastal Federal Credit Union, until we have received $75,000. Upon receipt of $75,000, Costal Federal Credit Union will turn all funds over to us when they have received the $75,000. If they do not receive the $75,000 within 180 days of the effective date of this offering, all subscriptions received by them will be promptly returned to each investor without interest or deduction therefrom. Coastal Federal Credit Union will be paid a fee of $1,500 plus disbursements to act as escrow agent.

BUSINESS

General

Liaison Design Group, LLC was formed on May 11, 2000 under the laws of the State of North Carolina. We were formed on August 22, 2003 under the laws of the State of Nevada. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to us in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

We conduct our operations through our wholly owned subsidiary, Liaison Design Group, LLC., a North Carolina limited liability corporation. We provide a wide range of advertising and graphic design services to our clients. Most typically, these services will include designing, developing and producing:

-	corporate identity packages, including logos, letterhead and business cards,
-	various print media, such as newspaper and magazine ads, posters, trade show booths and outdoor billboards,
-	printed collateral materials such as brochures and catalogs, and
-	design for promotional materials, such as T-shirts, coffee mugs, and pens.

We also provide web site design, high-quality scanning and extensive photo retouching as part of our menu of services. We have recently begun offering a web site design package which also includes hosting services through an unaffiliated partner.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause this plan to change.

Our clients

While we serve a diversified client roster, which is primarily corporate clients, our target niche is new companies who are seeking to create an effective corporate identity from which they can market their business. We believe our business focus defines us within our market. We believe we offer our clients a more cost-effective alternative to a traditional graphic design agency because, unlike many traditional graphic design agencies, we will work for a client on a per project basis as opposed to only handling entire advertising engagements. Because we do not require a long term commitment by our client, our business model allows our clients the freedom to work with several agencies to capture that unique look while staying within their budget.

We generally obtain new clients through referrals or by soliciting prospective clients through personal contacts and presentations by our management. The agreements with our clients are generally terminable by either party upon mutually agreed short-term notice, typically 60 to 90 days, as is the custom in the industry.

Revenues

The primary sources of our revenues are fees earned from the design and production of advertising materials. The billing and collection procedures established by us require that billings be collected from our clients in sufficient time for us to make the corresponding payment to production, usually within 30 days of invoice. Service fees for creative and typesetting time are established on a case-by-case basis. We also charge our clients a service fee on our outside purchases of production materials, including photography and printing, which generally is 20% over the cost of such purchases. In some cases, fees are generated in lieu of a percentage of the cost and markup on outside purchases of production materials.

We consider our relationships with our clients to be good. Due to the nature of the business, any client could at some time in the future reduce its budget, or transfer to another agency all or part of its graphic design work presently placed through us. Representation of a client does not necessarily mean that we handle all graphic design work for such client exclusively. In many cases, we handle the graphic design work of only a portion of a client's products or services. We typically depend upon a core of clients from which we obtain the bulk of our revenues. For transition period of the nine months ended September 30, 2003, four of our clients, Burroughs Welcome Fund, J&L Classroom, OFM, and Sambrick Communications, represented 77% of our net sales, and for the year ended December 31, 2002, four other clients, Ad Pro, Burroughs Welcome Fund, Delta Consolidated Industries, and OFM, SpanSet and Sambrick Communications represented 82% of our net sales.

Materials and Services

We internally produce substantially all of the materials required for our clients. Services and materials such as website software design, website hosting, photography, printing and film are generally purchased from outside vendors. We have identified numerous sources for the products and services we purchase from outside vendors. We do not maintain any written contracts with our suppliers. Substantially all of such suppliers are located within Raleigh, North Carolina.

Government Regulation

Federal, state and local governments and governmental agencies in recent years have adopted statutes and regulations affecting the advertising activities of advertising agencies and their clients. For example, statutes and regulations have prohibited television advertising for certain products and regulated the form and content of certain types of advertising for many consumer products. The Federal Trade Commission (FTC) has also required proof of accuracy of advertising claims with respect to various products and, in its enforcement policies, is seeking to establish more stringent standards with respect to advertising practices. The FTC has the authority to investigate and to institute proceedings against advertisers and their advertising agencies for deceptive advertising. The effect on the advertising business of future interpretations of existing statutes or regulations, or the effect of new legislation or regulatory activity cannot be predicted. No claims or enforcement actions have ever been instituted against us to date. We do not currently maintain errors and omissions insurance. Since we do not carry errors and omissions insurance, if we are sued we may not have adequate funds to defend the litigation or if a judgment is rendered against us, we may not have adequate funds to pay the judgment.

Marketing

We intend to market our services in the Piedmont and central area of North Carolina through traditional sources such as magazines, newspaper advertising, billboards, telephone directories and flyers/mailers. The Piedmont/central area of North Carolina falls between the coastal plains in the east and the mountains in the west.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

Competition

The graphic design industry is highly competitive. Agencies of all sizes strive to attract new clients or accounts from existing clients. In addition, many companies have in-house departments, which handle all, or a portion of their graphic design work. Competition in the graphic design industry depends to a large extent on the client's perception of the quality of an agency's creative product. As we have grown our operation we have had to compete more frequently against larger companies. These larger companies generally have substantially greater financial resources, personnel and facilities than us. We believe we are able to compete on the basis of the quality of our product, service, and personal relationships with clients and reputation.

Property

We lease approximately 500 square feet of commercial space from Sambrick Communications affiliated party at an annual rental of $6,480. Sambrick Communications is owned and controlled by Frank Sandbrick, one of our directors. We believe this existing space is sufficient for our needs in the foreseeable future and we have the ability to expand easily if required.

Expansion of Business

We intend to use the proceeds of this offering to increase our revenues. We intend to do this by developing and maintaining a database of all current customers and prospects who may become customers and to develop a database of potential customers and their specific wants and needs. The database will be developed from information available from publications, services, Internet web sites, periodicals and information we accumulate as we sell our products. The feasibility of collecting the data is high. We intend to begin assembling our database with potential customers we locate in the Piedmont and central areas of North Carolina.

We also intend to increase marketing and advertising in order to promote our business. The advertising campaign will include the design and printing of various sales materials.

We intend to use a portion of the proceeds to maintain our website and database. This will include payment for computer equipment, telephones and other assets as required to maintain the operations.

Employees

We currently employ two people, both of whom are full-time employees. Our employees are not represented by a collective bargaining unit. We believe that the relations with our employees are good.

Legal Proceedings

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We have been in operation since 2000 through our subsidiary corporation, Liaison Design Group, LLC.

The following discussion should be read together with the information contained in the financial statements and related notes included elsewhere in this prospectus.

Results of operations:

Results of Operations - December 31, 2002 compared to December 31, 2001

We had total revenues of $106,534 for the year ending December 31, 2002 compared with total revenues of $168,425 for the year ending December 31, 2001. The decrease in total revenues was a result of three of our customers, Adpro, Inc, Keystone Corporation and the Wolfpack Club, deciding to bring their graphic design work "in house," and reduced volume of graphic design jobs for two of our customers, Delta Consolidated Industries and Sambrick Communication. Our cost of goods sold for December 31, 2002 was $68,197 compared with $99,162 for the year ending December 31, 2001. This decrease corresponded with our reduced revenues. Our gross profit for the year ending December 31, 2002 was $38,337 compared to $69,263 for the year ending December 31, 2001. This was also as a result of the reduced revenue. Our general and administrative expenses were $46,604 for the year ending December 31, 2002 compared with $77,414 for the year ending December 31, 2001. This was as a result of reducing expenses to compensate for reduced revenue. Our net loss for the period ending December 31, 2002 was $8,267 compared to $8,151 for the period ending December 31, 2001. This was as a result of our ability to balance reduced revenue with reduced cost of goods sold and reduced general and administrative expenses.

Our cash for the period ending December 31, 2002 was $4,998 compared to $13,545 for the period ending December 31, 2001. This was as a result of the net loss of $8,267 in 2001. Our net property and equipment decreased from $16,621 for the year ending December 31, 2001 compared to $12,450 for the period ending December 31, 2002. This was due to depreciation expense in 2002.

Results of Operations - September 30, 2003 compared to September 30, 2002

We had total revenues of $58,504 for the nine months ending September 30, 2003 compared with total revenues of $76,044 for the nine months ending September 30, 2002. The decrease in total revenues was as a result of Adpro, Inc. and the Wolfpack Club completing their effort to bring design work "in house" and reduction in graphic design revenue from two other customers, Burroughs Welcome Fund and Sambrick Communication. Our cost of goods sold for the nine months ending September 30, 2003 was $39,582 compared with $57,221 for the nine months ending September 30, 2002. This was as a result of reduced revenues as cost of goods sold is proportional to revenue. Our gross profit for the nine months ending September 30, 2003 was $18,922 compared to $18,823 for the nine months ending September 30, 2002. Our general and administrative expenses were $21,280 for the nine months ending September 30, 2003 compared to $30,309 for the nine months ending September 30, 2002. This was as a result of reducing expenses to match reduced revenues. Our net loss for the nine months ending September 30, 2003 was $2,358 compared to $11,486 for the nine months ending September 30, 2002. This was as a result of our ability to significantly reduce expenses and costs relative to reduced revenue.

Liquidity and Capital Resources :

Trends

The most significant trend is the decreasing revenue of $106,534 for the year ended December 31, 2002, and $58,504 for the nine months ended September 30, 2003, compared to $168,425 for the year ended December 31, 2001. The trend represented by these decreasing revenues is very consistent with published reports from many of the competitive advertising and graphics design companies and is felt to be a direct result of the business downturn in the Research Triangle Park area of North Carolina. The Research Triangle Park area of North Carolina is comprised of Raleigh, Durham and Chapel Hill, North Carolina. However, when this is coupled with our continuing concentration of revenue from a few customers, it is clear that we need to significantly expand our client and revenue base. In fact, such expansion is the prime focus of the proposed offering. This offering will be focused on a broad-based marketing effort and the hiring of direct sales skills. The timing is good for such a focus both because the downturn has made excellent skills available and affordable and because there are clear regional signs of the start of a business upturn.

The Research Triangle Park area of North Carolina is heavily dependent on networking, software and wireless technologies. This sector of the US economy was especially hard hit in the 2001-2002 downturn and the Research Triangle went from having an unemployment rate much less than the national average to a rate above the national average. In the last six months this has now changed and the unemployment rate is again below the national average. In addition, local hiring has also greatly improved.

This decrease in 2001/2002 and the beginning of an increase in 2003 is very consistent with the impact on the marketing/advertising/graphic design business.

Internal and External Liquidity

To date, we have been funded through capital from our existing owners and not through any external debt or equity. However, the existing equity is projected to be a deficiency in 2004 without external equity and thus the planned offering.

The initial capital of approximately $25,000 was supplied by Sambrick Communication, a corporation owned and controlled by Frank Sambrick, one of directors, in exchange for 60% ownership in Liaison Design Group LLC, our subsidiary entity. At the time of the transaction it was agreed that Sambrick Communication will receive the return of its money only upon the liquidation of Liaison Design Group LLC. There is nothing in writing to evidence the foregoing. The agreement was entirely oral. Currently, our officers and directors will not loan additional funds. If we raise only the minimum amount of $75,000 in this offering, we will proceed with our plans described in the Use of Proceeds section of this registration statement. If less than $75,000 is raised in this offering, the proceeds will be promptly returned to subscribers. If that occurs, we will need to pursue alternative plans to raise capital. At this time we do not have any alternative plans to raise capital.

Material Commitments

We do not have any material commitments beyond those shown on the balance sheet, which includes $43,957 owed to Sandra Conklin for past wages. The past wages will not be paid from the proceeds of this offering, but will be paid from revenues from operations. The past wages do not accrue interest.

Critical accounting policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout Management's Discussion and Analysis or Plan of Operation, where such policies affect our reported and expected financial results. The preparation of this Form SB-2 registration statement requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Consolidation - The accompanying consolidated financial statements include the accounts and transactions of Liaison Design Group, LLC, our subsidiary, for all periods presented and our accounts and transactions from the date of our acquisition of Liaison Design Group on September 26, 2003. Intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change are the realization of accounts receivable and the depreciable lives of property and equipment.

Trade Accounts Receivable - We regularly reviews our account receivables and make provisions for potentially uncollectible balances. At December 31, 2002 and 2001, and for September 30, 2003, we believe we have incurred no material impairments in the carrying values of our accounts receivable.

Property and Equipment - Property and equipment are recorded at cost. Depreciation of office equipment and furniture and fixtures is calculated over estimated useful lives of three to ten years on a straight-line basis.

Income Taxes - We were taxed as a partnership prior to September 26, 2003, under the provisions of the Internal Revenue Code. All taxable revenue and deductions were passed through to our members. Effective August 22, 2003, we became subject to state and federal income taxes as a corporation. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss carryforwards. As of September 30, 2003, our operating loss carryforwards were not material.

Revenue Recognition - We provide advertising and graphic design services to our customers. We recognize revenues when all services have been completed, products have been delivered and have been accepted by the customer, the fee for services is fixed or determinable and collection of the fee is probable.

Loss Per Share - Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. We have no dilutive potential common shares as of December 31, 2002 and 2001 and for the nine months ended September 30, 2003 and 2002.

Interim Consolidated Financial Statements - The accompanying unaudited interim consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, have been prepared by our management without audit. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring entries, necessary for a fair presentation of financial results for the interim periods. The results of operations presented in the accompanying interim financial statements are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Sandra K. Conklin 2201 Landings Way Raleigh, NC 27615	58	president, principal executive officer, treasurer, principal chief financial officer and a member of the board of directors

Seamus Duerr 4631 Malone Court Raleigh, NC 27616	31	vice president, secretary and a member of the board of directors

Frank Sambrick 4944A Windy Hill Drive Raleigh, NC 27609	50	member of the board of directors.

Sandra Conklin, Seamus Duerr and Frank Sambrick have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Since August 22, 2003, Ms. Conklin has been a founder, our president, chief executive officer, treasurer, chief financial officer and a member of our board of directors. Since January 2000, Ms. Conklin has been president, principal executive officer, treasurer and principal financial officer of our wholly owned subsidiary corporation, Liaison Design Group LLC. From January 1998 to December 1999, Ms. Conklin was the department manager in the graphic design department of PBF Printing located in Raleigh, North Carolina. PBF was located on Westinghouse Drive in Raleigh and was an integrated printing company. Ms. Conklin was hired to establish and manage an internal graphics and design department.

Since August 22, 2003, Mr. Duerr has been our vice president, secretary and a member of our board of directors. Since March 2003, Mr. Duerr has been a vice president, secretary and a member of the board of directors of Liaison Design Group LLC. From May 2000 to March 2003, Mr. Duerr was the senior designer and art director of LDG. Before joining LDG, Mr. Duerr was the graphic designer for the Raleigh Chamber of Commerce from March 1998 to May 2000. The Raleigh Chamber of Commerce is a non-profit organization for regional business interests.

Since August 22, 2003, Mr. Sambrick has been a member of our board of directors. Since January 2000, Mr. Sambrick has been a member of the board of directors of Liaison Design Group LLC. Since 1984, Mr. Sambrick has been the owner and president of Sambrick Communications, a full service advertising agency located in Raleigh, North Carolina.

Conflicts of Interest

The only conflict that we foresee is that Frank Sambrick, one of our directors, is president of Sambrick Communication. Sambrick Communication is in the business of marketing and advertising. Sambrick Communication does not compete with us. Frank Sambrick devotes most of his time to its operation. We supply Sambrick Communications with services related to Sambrick Communications. The work is contracted with Sambrick Communications, not with Sambrick customers. This is the only conflict of interest that we foresee.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the past three years, for each or our officers and directors. The compensation paid to our officers and directors was paid by our subsidiary, Liaison Design Group LLC. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation				Awards	Payouts
Names Executive Officer and Principal Position	Year Ended	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$)	Under Options/ SARs Granted (#)	Securities Restricted Shares or Restricted Share/Units (US$)	LTIP Payouts (US$)	Other Annual Compen- sation (US$)

Sandra K. Conklin President, Treasurer, Director	2002 2001 2000	50,000 50,000 25,000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Seamus Duerr, Vice President, Secretary, Director	2002 2001 2000	33,000 33,000 31,000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Frank Sambrick Director	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholders listed below have direct ownership of her shares and possess sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before the Offering	Percentage of Ownership Before the Offering	Number of Shares After Offering Assuming all of the Shares are Sold	Percentage of Ownership After the Offering Assuming all of the Shares are Sold

Sandra K. Conklin 2201 Landings Way Raleigh, NC 27615	3,200,000	40.00%	3,200,000	29.09%

Seamus Duerr 4631 Malone Court Raleigh, NC 27616	2,400,000	30.00%	2,400,000	21.82%

Frank Sambrick [2] 4494A Windy Hill Dr. Raleigh, NC 27609	2,400,000	30.00%	2,400,000	21.82%

All officers and directors as a group (3 individuals)	8,000,000	100.00%	8,000,000	78.73%

[1]

The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Ms. Conklin and Messrs. Duerr and Sambrick are the only "promoters" of our company.

[2]	The shares of common stock are held in the name of Sambrick Communications, Inc., which is owned and controlled by Frank Sambrick.

Future sales by existing stockholders

A total of 8,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are three holders of record for our common stock. The record holders are our officers and directors who collectively own 8,000,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 73% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Upon completion of our public offering, we will engage a stock transfer agent.

General

There are no other securities authorized in our articles of incorporation.

CERTAIN TRANSACTIONS

We were formed on August 22, 2003 under the laws of the State of Nevada. Our subsidiary company, Liaison Design Group, LLC was formed on May 11, 2000 under the laws of the State of North Carolina. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to us in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

The incorporation of Liaison Design Group into us has been accounted for as a reorganization of Liaison Design Group. The assets and liabilities of Liaison Design Group remained at their historical cost. The accompanying financial statements present the operations of Liaison Design Group prior to the reorganization and all periods presented have been retroactively adjusted for the effects on loss per share and the number of shares of common stock outstanding, in a manger similar to a stock split, as though the shares of common stock issued in the reorganization had been outstanding for all periods presented.

In connection with an agreement in March 2003 between Liaison Design Group, Sandra Conklin and Sambrick, Liaison Design Group was relieved of $18,000 of accrued salary due to Ms. Conklin, Sambrick transferred 2,400,000 shares of common stock of Liaison Design Group to Ms. Conklin and Liaison Design Group settled $18,000 of trade accounts receivable from Sambrick. The shares transferred were valued at $18,000 based upon the price the shares were resold for cash by Ms. Conklin.

We rent office space on a month to month basis from Sambrick Communications at a rate of $6,840 per year. There is no written agreement for the lease. It is oral. Sambrick Communications contracts graphic design services from us. There are no written agreements with Sambrick Communications for rendering services. Our agreements with Sambrick are oral. Revenues from Sambrick Communications amounted to $43,227 and $25,076 for the years ended December 31, 2001 and 2002, and $17,740 for the nine months ended September 30, 2003.

On September 26, 2003, Sandra Conklin, Seamus Duerr and Sambrick Communications, Inc. sold all of their interest in and to Liaison Design Group, LLC. to us in exchange for 8,000,000 restricted shares of our common stock.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the periods ended December 31, 2002 and 2001 included in this prospectus have been included herein in reliance on the report of Hansen, Barnett & Maxwell, independent public accountants. Their report is included herein upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide financial statements to our stockholders on an annual basis.

Our financial statements for the periods ended December 31, 2002 and December 31, 2001 (audited) as well for the period ended September 30, 2003, immediately follow:

TABLE OF CONTENTS
Page
Report of Independent Certified Public Accountants	F-1
Consolidated Balance Sheets as of September 30, 2003 (Unaudited) and December 31, 2002 and 2001	F-2
Consolidated Statements of Operations for the Nine Months Ended September 30, 2003 and 2002 (Unaudited) and for the Years Ended December 31, 2002 and 2001	F-3
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2001 and 2002 and for the Nine Months Ended September 30, 2003 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2003 and 2002 (Unaudited) and for the Years Ended December 31, 2002 and 2001	F-5
Notes to Consolidated Financial Statements	F-6

HANSEN, BARNETT & MAXWELL
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company Accounting Oversight Board
5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
LDG, Inc.

We have audited the accompanying consolidated balance sheets of LDG, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LDG, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ HANSEN, BARNETT & MAXWELL HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah September 26, 2003

LDG, INC.
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,	December 31,
	2003	2002	2001
ASSETS	(unaudited)
Current Assets
Cash	$16,059	$4,998	$13,545
Trade accounts receivable	3,738	21,237	23,898
Trade accounts receivable - stockholder	21,447	34,408	19,357
Total Current Assets	41,244	60,643	56,800
Equipment	14,267	20,243	20,243
Furniture and fixtures	3,420	3,420	2,791
Less: Accumulated depreciation	(10,156)	(11,213)	(6,413)
Net Property and Equipment	7,531	12,450	16,621
Total Assets	48,775	73,093	73,421

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$2,882	$5,032	$2,749
Accrued liabilities	-	1,810	3,154
Accrued salary	43,957	61,957	54,957
Total Liabilities	46,839	68,799	60,860

Stockholders' Equity
Common stock - $0.00001 par, 100,000,000
shares authorized; 8,000,000 shares issued
and outstanding	80	80	80
Additional paid-in capital	25,566	25,566	25,566
Accumulated deficit	(23,710)	(21,352)	(13,085)
Total Stockholders' Equity	1,936	4,294	12,561
Total Liabilities and Stockholders' Equity	$48,775	$73,093	$73,421

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Nine Months		For the Years
	Ended September 30,		Ended December 31,
	2003	2002	2002	2001
	(unaudited)	(unaudited)

Revenues	$40,764	$55,730	$81,458	$125,198
Revenue - stockholder	17,740	20,314	25,076	43,227
Total Revenue	58,504	76,044	106,534	168,425

Cost of Sales	39,582	57,221	68,197	99,162
Gross Profit	18,922	18,823	38,337	69,263

General and Administrative Expenses	21,280	30,309	46,604	77,414

Net Loss	$(2,358)	$(11,486)	$(8,267)	$(8,151)

Basic and Diluted Loss Per Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Shares of
Common Stock Outstanding	8,000,000	8,000,000	8,000,000	8,000,000

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
	Common Stock Par Shares Value		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
Balance at December 31, 2000	8,000,000	$80	$25,566	$(4,934)	$20,712

Net loss	-	-	-	(8,151)	(8,151)
Balance at December 31, 2001	8,000,000	80	25,566	(13,085)	12,561

Net loss	-	-	-	(8,267)	(8,267)
Balance at December 31, 2002	8,000,000	80	25,566	(21,352)	4,294

Net loss	-	-	-	(2,358)	(2,358)
Balance at September 30,
2003 (unaudited)	8,000,000	$80	$25,566	$(23,710)	$1,936

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Nine Months		For the Years
	Ended September 30,		Ended December 31,
	2003	2002	2002	2001
	(unaudited)	(unaudited)
Cash Flows From Operating Activities
Net loss	$(2,358)	$(11,486)	$(8,267)	$(8,151)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation	3,429	3,596	4,800	4,521
Loss on disposal of equipment	3,147	-	-	-
Changes in certain operating assets
and liabilities:
Accounts receivable	12,460	5,041	(12,390)	(15,485)
Prepaid expense	-	-	-	570
Accounts payable	(2,150)	221	2,283	182
Account payable - member	-	-	-	(3,420)
Accrued liabilities	(1,810)	(1,964)	(1,344)	1,278
Accrued salary	-	750	7,000	26,600
Net Cash From Operating Activities	12,718	(3,842)	(7,918)	6,095

Cash Flows From Investing Activities
Purchase of equipment	(1,657)	(629)	(629)	(2,717)
Net Cash From Investing Activities	(1,657)	(629)	(629)	(2,717)

Net Increase In Cash	11,061	(4,471)	(8,547)	3,378

Cash At Beginning Of Year	4,998	13,545	13,545	10,167
Cash At End Of Year	$ 16,059	$9,074	$4,998	$13,545

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to September 30, 2003 and 2002 and to the
Nine Months Ended September 30, 2003 and 2002 is unaudited)

NOTE 1-ORGANIZATION, NATURE OF OPERATIONS AND BUSINESS CONDITION

Organization - Liaison Design Group, LLC (the "Company") was formed on May 11, 2000 under the laws of the State of North Carolina. LDG, Inc. was formed on August 22, 2003 under the laws of the State of Nevada. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to LDG, Inc. in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

The incorporation of the Company into LDG, Inc. has been accounted for as a reorganization of the Company. The assets and liabilities of the Company remained at their historical cost. The accompanying financial statements present the operations of the Company prior to the reorganization and all periods presented have been retroactively adjusted for the effects on loss per share and the number of shares of common stock outstanding, in a manger similar to a stock split, as though the shares of common stock issued in the reorganization had been outstanding for all periods presented.

Nature of Operations - The Company specializes in providing advertising and graphic design services primarily to corporate clients. The Company's services include the design and production of corporate identity packages and promotional materials.

Business Condition - Since inception, the Company has suffered recurring losses. During the years ended December 31, 2002 and 2001, the Company had losses from operations of $8,267 and $8,151, respectively, and at December 31, 2002 the Company had an accumulated deficit of $21,352. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management is attempting to arrange equity financing for use in operations; however, there is not assurance that management will be successful in obtaining financing or if any financing is obtained, that it will be on terms favorable or acceptable to the Company. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Consolidation - The accompanying consolidated financial statements include the accounts and transactions of Liaison Design Group, LLC for all periods presented and the accounts and transactions of LDG, Inc. from the date of its acquisition of the LLC on September 26, 2003. Intercompany accounts and transactions have been eliminated in consolidation.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to September 30, 2003 and 2002 and to the
Nine Months Ended September 30, 2003 and 2002 is unaudited)

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change are the realization of accounts receivable and the depreciable lives of property and equipment.

Trade Accounts Receivable -The Company regularly reviews its accounts receivable and makes provisions for potentially uncollectible balances. At December 31, 2002 and 2001, and for September 30, 2003, management believed the company had incurred no material impairments in the carrying values of its accounts receivable.

Property and Equipment - Property and equipment are recorded at cost. Depreciation of office equipment and furniture and fixtures is calculated over estimated useful lives of three to ten years on a straight-line basis.

Depreciation expense for the years ended December 31, 2002 and 2001 and for the nine months ended September 30, 2003 and 2002 was $4,800, $4,521, $3,429 and $3,596, respectively. During the nine months ended September 30, 2003, the Company had an involuntary conversion of equipment. The Company has recorded the resulting loss of $3,147 on disposal of this equipment in general and administrative expenses.

Income Taxes -The Company was taxed as a partnership prior to September 26, 2003, under the provisions of the Internal Revenue Code. All taxable revenue and deductions were passed through to the Company's members. Effective September 26, 2003, the Company became subject to state and federal income taxes as a corporation. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss carryforwards. As of September 30, 2003, the Company's operating loss carryforwards were not material.

Revenue Recognition - The Company provides advertising and graphic design services to its customers. The Company recognizes revenue when all services have been completed, products have been delivered and have been accepted by the customer, the fee for services is fixed or determinable and collection of the fee is probable.

Concentration of Credit Risk - For the year ended December 31, 2002, four customers represented 13%, 18%, 18% and 24%, respectively, of total revenue. For the nine months ended September 30, 2003, four customers represented 13%, 13%, 21% and 30%, respectively, of total revenue. Sambrick was the customer that represented 18% of total revenue for the year ended December 31, 2002 and 30% of the total revenue for the nine months ended September 30, 2003.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to September 30, 2003 and 2002 and to the
Nine Months Ended September 30, 2003 and 2002 is unaudited)

Rent Expense - The Company leases office space from Sambrick on a month to month basis. Rent expense for the years ended December 31, 2002 and 2001 and for the nine months ended September 30, 2003, was $6,270, $6,840, $5,130 and $3,598, respectively.

Loss Per Share - Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. The Company had no dilutive potential common shares as of December 31, 2002 and 2001 and for the nine months ended September 30, 2003 and 2002.

Interim Consolidated Financial Statements - The accompanying unaudited interim consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, have been prepared by management of the Company without audit. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring entries, necessary for a fair presentation of financial results for the interim periods. The results of operations presented in the accompanying interim financial statements are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

NOTE 3-RELATED PARTY TRANSACTIONS

During the years ended December 31, 2002 and 2001, the Company accrued salary due to Sandra Conklin, a stockholder of the Company, in the amount of $25,000 and $55,000, respectively. Payments for the years ended December 31, 2002 and 2001 were $18,000 and $28,400, respectively.

In connection with an agreement in March 2003 between the Company, Sandra Conklin and Sambrick, the Company was relieved of $18,000 of accrued salary due to Ms. Conklin, Sambrick transferred 2,400,000 shares of common stock of the Company to Ms. Conklin and the Company settled $18,000 of trade accounts receivable from Sambrick. The shares transferred were valued at $18,000 based upon the price the shares were resold for cash by Ms. Conklin. The Company still owed $43,957 of accrued salary as of September 30, 2003. The agreement also provided that the Company would settle $570 of Sambrick's receivables per month in lieu of the monthly $570 rent payments due to Sambrick..

Trade receivables from Sambrick appear on the balance sheet under the caption, 'Trade receivables - stockholder' for all periods presented. Revenue from sales to Sambrick appears on the statement of operations under the caption, 'Revenue - stockholder.'

At December 31, 2002 and 2001, the Company had receivables over ninety days past due of $27,103 (all of which was due from Sambrick Communications, Inc. ("Sambrick"), a stockholder of the Company) and $15,946 ($12,537 of which was due from Sambrick), respectively. At September 30, 2003, the Company had receivables over ninety days past due of $13,977, all of which was due from Sambrick.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to September 30, 2003 and 2002 and to the
Nine Months Ended September 30, 2003 and 2002 is unaudited)

The Company has not established an allowance for doubtful accounts for its past due receivables due from Sambrick because the Company believes that it will realize those receivables due from Sambrick by a combination of cash collection, settlement of rent liability due to Sambrick (the Company leases office space from Sambrick on a month to month basis), and the Company believes it can cause Sambrick to relinquish additional shares of common stock in a manner similar to the March 2003 agreement discussed above.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the registration statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to the registration statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	2,000
Accounting/administrative Fees and Expenses	8,500
Blue Sky Fees/Expenses	2,500
Legal Fees/ Expenses	25,000
Escrow fees/Expenses	1,500
Transfer Agent Fees	3,000
Miscellaneous Expenses	1,200
TOTAL	$43,800

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Sandra K. Conklin 2201 Landings Way Raleigh, NC 27615	September 26, 2003	3,200,000	Interest in Liaison Design Group LLC.

Seamus Duerr 4631 Malone Court Raleigh, NC 27616	September 26, 2003	2,400,000	Interest in Liaison Design Group LLC.

Sambrick Communications 4944A Windy Hill Drive Raleigh, NC 27609	September 26, 2003	2,400,000	Interest in Liaison Design Group LLC.

We issued the foregoing restricted shares of common stock to our officers and directors pursuant to Section 4(2) of the Securities Act of 1933. They are sophisticated investors, are officers and directors of the company, or in the case of Sambrick Communication, an affiliate of one of our directors, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 27. EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have not been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Limited Liability Company Operating Agreement.
10.2*	Stock Purchase Agreement
23.1	Consent of Hansen, Barnett & Maxwell, Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Escrow Agreement.
99.2*	Subscription Agreement.

* Previously filed

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on this 12th day of January, 2004.

LDG, INC.

BY:	/s/ Sandra K. Conklin Sandra K. Conklin President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sandra K. Conklin, as true and lawful attorney-in-fact and agent, with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sandra K. Conklin Sandra K. Conklin	President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors	January 12, 2004

/s/ Seamus Duerr Seamus Duerr	Vice President, Secretary and a member of the Board of Directors.	January 12, 2004

/s/ Frank Sambrick Frank Sambrick	Member of the Board of Directors	January 12, 2004